Exhibit 99

Retractable Technologies, Inc. Reports Results as of June 30, 2015

LITTLE ELM, Texas, August 14, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and six months ended June 30, 2015 and 2014, respectively.

Comparison of Three Months Ended June 30, 2015 and June 30, 2014

Domestic sales accounted for 80.9% and 75.0% of the revenues for the three months ended June 30, 2015 and 2014, respectively.  Domestic revenues increased 5.4% principally due to higher average sales prices mitigated by lower volume.  Domestic unit sales decreased 4.5%.  Domestic unit sales were 70.3% of total unit sales for the three months ended June 30, 2015.  International revenue and unit sales decreased 25.6% and 20.6%, respectively, due to lower sales volumes.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales decreased 9.9%.

Gross profit decreased 7.9% primarily due to lower revenues.

The Cost of manufactured product increased by 1.3% due to lower volume, offset by increased unit cost.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 7.2% due to lower gross sales.

Operating expenses increased 9.2% or $323 thousand.  The increase was due to donations of product, product development costs, severance costs, and travel.

A non-recurring recognition of $7,724,826 received from Becton, Dickinson and Company (“BD”) pursuant to the patent infringement award had a significant impact on second quarter 2015 income.

Our operating loss was $1.8 million compared to an operating loss for the same period last year of $1.3 million due primarily to lower gross profit and higher operating expenses.

Our effective tax rate on the net earnings (loss) before income taxes was 0.0% and (0.1)% for the three months ended June 30, 2015 and June 30, 2014, respectively.

Comparison of Six Months Ended June 30, 2015 and June 30, 2014

Domestic sales accounted for 87.4% and 78.3% of the revenues for the six months ended June 30, 2015 and 2014, respectively.  Domestic revenues increased 11.5% principally due to increased volume and higher average sales prices.  Domestic unit sales increased 3.7%.  Domestic unit sales were 79.7% of total unit sales for the six months ended June 30, 2015.  International revenue and unit sales decreased 42.2% and 32.7%, respectively, due to lower volumes and lower average sales prices.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales decreased 6.6%.

Gross profit increased 12.9% primarily due to higher average sales prices.

The Cost of manufactured product decreased 6.4% due to the volume of product sold.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 1.9% due to lower gross sales.

Operating expenses decreased 1.3% or $96 thousand.  The decrease was due to providing for refunds of the Medical Device Excise Tax attributable to rebates, lower compensation costs mitigated by severance payments, decreased legal fees, and higher charitable contribution expense.

A non-recurring recognition of $7,724,826 received from BD pursuant to the patent infringement award had a significant impact on income for the six months ended June 30, 2015.

Our operating loss was $2.7 million compared to an operating loss for the same period last year of $3.3 million due primarily to improved gross profit and lower operating expenses.

Our effective tax rate on the net earnings (loss) before income taxes was 0.1% and (0.1)% for the six months ended June 30, 2015 and June 30, 2014, respectively.

Our balance sheet remains strong with cash making up 48.3% of total assets.  Working capital was $23.7 million at June 30, 2015, an increase of $4.6 million from December 31, 2014.  The recognition of $7,724,826 received from BD pursuant to the patent infringement portion of a case discussed above had a significant impact on the balance sheet at June 30, 2015, reducing current liabilities and increasing stockholders’ equity.

Approximately $1.7 million in cash flow in the six months ended June 30, 2015 was used by operating activities.  Cash provided by working capital items was $528,000.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on August 14, 2015 with the U.S. Securities and Exchange Commission.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer